HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2020

MUSCATINE, Iowa (October 19, 2020) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended September 26, 2020 of $507.1 million and net income of $30.7 million. GAAP net income per diluted share was $0.71, compared to $1.07 in the prior year. Non-GAAP net income per diluted share was $0.71, compared to $1.08 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Third Quarter Highlights
•Strong results in Residential Building Products: Third quarter operating profit increased 27 percent; operating margin expanded 270 basis points; and net sales grew 9.3 percent on a year-over-year basis.
•Solid profits in Workplace Furnishings: Third quarter 2020 operating profit was nearly $17 million, despite a 27 percent year-over-year contraction on the segment’s top line.
•Continued strong cash flow: Third quarter operating cash flow increased $12.7 million or 12 percent versus the prior year quarter despite continued pandemic related top-line pressures. Operating cash flow for the first three quarters of 2020 totaled $143 million, which represents a 24 percent increase compared to the prior year period.
•High-quality balance sheet: Quarter-ending debt levels were $175 million with a gross leverage ratio of approximately 0.9x. Cash totaled $109 million as of the end of the third quarter, representing an increase of $83 million from the second quarter balance.

“Our members delivered another solid quarter in an environment that remains uniquely challenging. And, again in the third quarter, our results demonstrate much of what is unique about HNI. Our diversified revenue streams, our ability and willingness to invest despite ongoing uncertainty, and our cost and expense management efforts combined to deliver strong free cash flow in the third quarter, positioning us well for the future,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 26, 2020	September 28, 2019	Change
GAAP
Net Sales	$507.1	$625.4	(18.9%)
Gross Profit %	36.6%	38.0%	-140 bps
SG&A %	28.9%	28.3%	60 bps
Operating Income	$38.8	$60.7	(36.1%)
Operating Income %	7.6%	9.7%	-210 bps
Effective Tax Rate	17.6%	21.2%
Net Income %	6.1%	7.4%	-130 bps
EPS – diluted	$0.71	$1.07	(33.6%)

Non-GAAP
Gross Profit %	36.6%	38.0%	-140 bps
Operating Income	$38.8	$61.1	(36.6%)
Operating Income %	7.6%	9.8%	-220 bps
EPS – diluted	$0.71	$1.08	(34.3%)

Third Quarter Summary Comments
•Consolidated net sales decreased 18.9 percent from the prior-year quarter to $507.1 million. On an organic basis, sales decreased 19.3 percent. The impact of residential building products distributors acquired in 2020 increased sales $2.4 million compared to the prior-year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin decreased 140 basis points compared to the prior-year quarter. This decrease was primarily driven by lower Workplace Furnishings volume, partially offset by volume growth in Residential Building Products and net productivity.
•Selling and administrative expenses as a percent of sales increased 60 basis points compared to prior-year quarter due to lower volume, partially offset by lower core SG&A spend, and freight & distribution productivity.
•Consolidated operating income declined $21.9 million or 36.1 percent versus the prior year quarter. On a non-GAAP basis, the decline was $22.4 million, which equates to a decremental margin of 19 percent.
•Non-GAAP net income per diluted share was $0.71 compared to $1.08 in the prior-year quarter.  The $0.37 decrease was due to lower Workplace Furnishings volume, partially offset by year-over-year SG&A expense management, net productivity benefits, and volume growth in Residential Building Products.

Third Quarter Balance Sheet and Cash Flow
•The Corporation’s cash balance totaled $109 million—representing an increase of $83 million from the second quarter’s total of $26 million.
•Quarter-ending debt levels were $175 million, consisting of $100 million in private placement notes and $75 million drawn on the Corporation’s $450 million revolving line of credit. The gross leverage ratio was approximately 0.9x and well below the Corporation’s debt covenant of 3.5x.
•Compared to the prior year period, cash flow from operating activities on a year-to-date basis increased 24 percent to $143 million. Improved working capital efficiency primarily drove the increase.
•Capital expenditures on a year-to-date basis declined $21 million or 46 percent year-over-year. The decrease reflects the Corporation’s response to pandemic-related pressures. Investment in capitalized software increased $3.2 million or 77 percent year-over-year on a year-to-date basis, reflecting the Corporation’s emphasis on digital initiatives.
Third Quarter Orders
•Orders in the Workplace Furnishings segment excluding eCommerce declined 25 percent year-over-year. This compares favorably to the 35 percent order decline in the second quarter of 2020. Monthly year-over-year order declines moderated through the third quarter; however, market conditions remain uncertain and volatile.
•Orders in eCommerce increased 35 percent year-over-year. Much of the moderation from the second quarter’s triple-digit order increase was a result of tougher comparables and supply constraints. September eCommerce orders re-accelerated and are indicative of continued strong demand and improving inventory positions.
•Orders in the Residential Building Products segment increased 13 percent compared to the prior year quarter. Remodel-retrofit activity was strong throughout the third quarter, and orders related to new home construction gained momentum over the period.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 26, 2020	September 28, 2019	Change
GAAP
Net Sales	$353.4	$484.8	(27.1%)
Operating Profit	$16.8	$51.2	(67.1%)
Operating Profit %	4.8%	10.6%	-580 bps

Non-GAAP
Operating Profit	$16.8	$51.7	(67.4%)
Operating Profit %	4.8%	10.7%	-590 bps

•Workplace Furnishings net sales decreased 27.1 percent from the prior-year quarter to $353.4 million.
•Workplace Furnishings GAAP operating profit margin decreased 580 basis points versus the prior-year quarter. On a non-GAAP basis, segment operating margin decreased 590 basis points year-over-year driven by lower volume, partially offset by net productivity and lower core SG&A spend.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 26, 2020	September 28, 2019	Change
GAAP
Net Sales	$153.7	$140.6	9.3%
Operating Profit	$30.2	$23.8	27.0%
Operating Profit %	19.6%	16.9%	270 bps

Non-GAAP
Operating Profit	$30.2	$23.8	27.0%
Operating Profit %	19.6%	16.9%	270 bps

•Residential Building Products net sales increased 9.3 percent from the prior-year quarter to $153.7 million. On an organic basis, sales increased 7.6 percent. The impact of building products distributors acquired in 2020 increased sales $2.4 million compared to the prior-year quarter.
•Residential Building Products operating profit margin expanded 270 basis points, primarily driven by higher volume, favorable price-cost, lower core SG&A spend, and net productivity.

Concluding Remarks
“As we look ahead, we are prepared to confront the continued near-term macro challenges. However, we see longer-term opportunity and signs our strategies are gaining momentum. I am extremely proud of all our HNI members and of the company’s collective perseverance and ability to adapt.

As we emerge from this period, we will do so as a stronger company— well positioned to grow revenue, expand margins, and generate cash flow,” Mr. Lorenger concluded.

Fourth Quarter 2020 Outlook
•Limited visibility and volatile conditions: Pandemic-related uncertainty remains and limits the Corporation’s visibility.
•Workplace Furnishings revenue: Recent order trends suggest year-over-year revenue declines will moderate slightly in the fourth quarter. Additionally, the fourth quarter 2020 benefits from an extra week in the fiscal calendar. Assuming the recent trends continue, the combination of these factors point to fourth quarter revenue declines in the mid-teens on a year-over-year rate basis.
•Residential Building Products revenue: The Corporation believes cyclical strength, secular support, company-specific initiatives, and its strong competitive position support revenue growth acceleration. Recent order trends, housing construction activity, and the fourth quarter’s extra week suggest fourth quarter growth rates in the mid to high teens compared to the prior year quarter.
•HNI decremental margins: The Corporation expects decremental margins for the full year to be less than 20 percent on a consolidated basis. This implies higher decremental margins in the fourth quarter, primarily driven by unfavorable business mix and accelerating investment levels.
•Balance sheet: The Corporation continues to expect strong cash generation and estimates the year-ending debt to be approximately $175 million, consistent with the third quarter balance and the level reported at the end of 2019.

Conference Call
HNI Corporation will host a conference call on Monday, October 19, 2020 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2020 results. To participate, call 1-877-512-9166 – conference ID number 6673387. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will also be made available at that website address. An audio replay of the call will be available until Monday, October 26, 2020, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 6673387.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net sales	$507,063	$625,386	$1,393,224	$1,630,868
Cost of sales	321,516	387,715	880,754	1,030,993
Gross profit	185,547	237,671	512,470	599,875
Selling and administrative expenses	146,785	176,731	449,933	511,080
Impairment and restructuring charges	—	284	32,661	1,214
Operating income	38,762	60,656	29,876	87,581
Interest expense, net	1,517	2,205	5,271	6,795
Income before income taxes	37,245	58,451	24,605	80,786
Income taxes	6,558	12,375	5,259	17,878
Net income	30,687	46,076	19,346	62,908
Less: Net loss attributable to non-controlling interest	(1)	(2)	(3)	(2)
Net income attributable to HNI Corporation	$30,688	$46,078	$19,349	$62,910

Average number of common shares outstanding – basic	42,684	42,899	42,651	43,217
Net income attributable to HNI Corporation per common share – basic	$0.72	$1.07	$0.45	$1.46
Average number of common shares outstanding – diluted	43,010	43,186	42,905	43,620
Net income attributable to HNI Corporation per common share – diluted	$0.71	$1.07	$0.45	$1.44

Foreign currency translation adjustments	$923	$(1,035)	$368	$(406)
Change in unrealized gains (losses) on marketable securities, net of tax	(33)	36	269	252
Change in pension and post-retirement liability, net of tax	—	—	—	(1,185)
Change in derivative financial instruments, net of tax	106	(477)	(2,393)	(2,112)
Other comprehensive income (loss), net of tax	996	(1,476)	(1,756)	(3,451)
Comprehensive income	31,683	44,600	17,590	59,457
Less: Comprehensive loss attributable to non-controlling interest	(1)	(2)	(3)	(2)
Comprehensive income attributable to HNI Corporation	$31,684	$44,602	$17,593	$59,459

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 26, 2020	December 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$109,385	$52,073
Short-term investments	1,495	1,096
Receivables	209,921	278,124
Allowance for doubtful accounts	(5,991)	(3,559)
Inventories	144,135	163,465
Prepaid expenses and other current assets	41,490	37,635
Total Current Assets	500,435	528,834
Property, Plant, and Equipment:
Land and land improvements	29,782	29,394
Buildings	295,998	295,517
Machinery and equipment	577,442	581,225
Construction in progress	12,142	20,881
	915,364	927,017
Less accumulated depreciation	551,031	545,510
Net Property, Plant, and Equipment	364,333	381,507
Right-of-use Finance Leases	2,193	2,129
Right-of-use Operating Leases	73,896	72,883
Goodwill and Other Intangible Assets	412,287	445,709
Other Assets	21,581	21,450
Total Assets	$1,374,725	$1,452,512
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$390,535	$453,202
Current maturities of long-term debt	—	790
Current maturities of other long-term obligations	2,890	1,931
Current lease obligations - Finance	691	564
Current lease obligations - Operating	23,124	22,218
Total Current Liabilities	417,240	478,705
Long-Term Debt	174,502	174,439
Long-Term Lease Obligations - Finance	1,522	1,581
Long-Term Lease Obligations - Operating	57,948	58,233
Other Long-Term Liabilities	67,187	67,990
Deferred Income Taxes	82,736	87,196
Equity:
HNI Corporation shareholders' equity	573,269	584,044
Non-controlling interest	321	324
Total Equity	573,590	584,368
Total Liabilities and Equity	$1,374,725	$1,452,512

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 26, 2020	September 28, 2019
Net Cash Flows From (To) Operating Activities:
Net income	$19,346	$62,908
Non-cash items included in net income:
Depreciation and amortization	57,917	57,838
Other post-retirement and post-employment benefits	1,104	1,106
Stock-based compensation	6,746	5,408
Reduction in carrying amount of right-of-use assets	16,965	17,252
Deferred income taxes	(3,730)	4,798
Impairment of goodwill and intangible assets	32,661	—
Other – net	815	4,473
Net increase (decrease) in operating assets and liabilities, net of divestitures	13,316	(28,359)
Increase (decrease) in other liabilities	(1,779)	(9,802)
Net cash flows from (to) operating activities	143,361	115,622

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(24,751)	(46,093)
Proceeds from sale of property, plant, and equipment	81	247
Acquisition spending, net of cash acquired	(10,857)	—
Capitalized software	(7,250)	(4,098)
Purchase of investments	(3,922)	(6,140)
Sales or maturities of investments	3,246	3,889
Other – net	—	2,327
Net cash flows from (to) investing activities	(43,453)	(49,868)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(82,828)	(125,039)
Proceeds from long-term debt	82,119	115,775
Dividends paid	(39,060)	(39,164)
Purchase of HNI Corporation common stock	(6,764)	(65,106)
Proceeds from sales of HNI Corporation common stock	2,210	22,338
Other – net	1,727	1,636
Net cash flows from (to) financing activities	(42,596)	(89,560)

Net increase (decrease) in cash and cash equivalents	57,312	(23,806)
Cash and cash equivalents at beginning of period	52,073	76,819
Cash and cash equivalents at end of period	$109,385	$53,013

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net Sales:
Workplace furnishings	$353,361	$484,755	$999,827	$1,247,778
Residential building products	153,702	140,631	393,397	383,090
Total	$507,063	$625,386	$1,393,224	$1,630,868

Income (Loss) Before Income Taxes:
Workplace furnishings	$16,826	$51,162	$(8,619)	$68,180
Residential building products	30,197	23,772	65,232	54,743
General corporate	(8,261)	(14,278)	(26,737)	(35,342)
Operating Income	38,762	60,656	29,876	87,581
Interest expense, net	1,517	2,205	5,271	6,795
Total	$37,245	$58,451	$24,605	$80,786

Depreciation and Amortization Expense:
Workplace furnishings	$11,065	$11,232	$33,177	$33,540
Residential building products	2,351	2,291	6,976	6,521
General corporate	5,896	5,863	17,764	17,777
Total	$19,312	$19,386	$57,917	$57,838

Capital Expenditures (including capitalized software):
Workplace furnishings	$6,946	$6,524	$18,340	$29,190
Residential building products	2,695	3,204	5,874	10,779
General corporate	1,584	2,856	7,787	10,222
Total	$11,225	$12,584	$32,001	$50,191

			As of September 26, 2020	As of December 28, 2019
Identifiable Assets:
Workplace furnishings			$714,896	$874,913
Residential building products			393,941	364,653
General corporate			265,888	212,946
Total			$1,374,725	$1,452,512

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release uses the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the table below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the year, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at the non-GAAP organic sales information included in this earnings release excludes the impact of acquiring residential building products distributors. Restructuring charges incurred in the prior year period are primarily comprised of severance costs related to a structural realignment in the Workplace Furnishings segment. Transition items incurred in connection with this realignment include member relocation costs.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 26, 2020			September 28, 2019
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$353.4	$153.7	$507.1	$484.8	$140.6	$625.4
% change from PY	(27.1%)	9.3%	(18.9%)

Less: Acquisitions	—	2.4	2.4	—	—	—

Organic Sales (non-GAAP)	$353.4	$151.3	$504.6	$484.8	$140.6	$625.4
% change from PY	(27.1%)	7.6%	(19.3%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended September 28, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$237.7	$60.7	$12.4	$46.1	$1.07
% of net sales	38.0%	9.7%		7.4%
Tax %			21.2%

Restructuring charges	—	0.3	0.1	0.2	0.01
Transition costs	—	0.2	0.0	0.2	0.00

Results (non-GAAP)	$237.7	$61.1	$12.5	$46.5	$1.08
% of net sales	38.0%	9.8%		7.4%
Tax %			21.2%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	September 26, 2020	September 28, 2019	Percent Change
Operating profit as reported (GAAP)	$16.8	$51.2	(67.1%)
% of net sales	4.8%	10.6%

Restructuring charges	—	0.3
Transition costs	—	0.2

Operating profit (non-GAAP)	$16.8	$51.7	(67.4%)
% of net sales	4.8%	10.7%